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                                                                EXHIBIT 10(x)(i)



                            Dated: February 18, 2000



Denise V. Seegal
36 Pheasant Lane
Greenwich, CT  06830

Dear Denise,

         As we have discussed, Liz Claiborne, Inc. ("Company") and you desire to amend certain aspects of your employment agreement with the Company dated September 25, 1996 ("Employment Agreement"), as extended by my letters to you dated September 22, 1999 and October 25, 1999. Unless otherwise noted, capitalized terms used but not defined in this letter shall have the meanings given such terms in the Employment Agreement. We hereby agree as follows:

         1. Section 1 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "The Company hereby employs you, and you hereby accept such employment and agree to serve the Claiborne Group, upon the terms and conditions hereinafter set forth, for a term commencing on October 24, 1996 and (unless sooner terminated as hereinafter provided) expiring on February 28, 2001 ("your term of employment"). Thereafter, your term of employment shall be extended on each February 28 thereafter for an additional twelve month period, unless either you or the Company shall otherwise notify the other of an election not to so renew by the preceding November 30."

         2. Section 2 (a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "During your term of employment, you will hold the title and office of, and serve in the position of, President and shall perform such specific duties and services of a senior executive nature (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Claiborne Group, without additional compensation) as the Chairman or the Board of Directors shall reasonably request consistent with your position, and consistent with the level of responsibility you have exercised with the Claiborne Group prior to the date hereof. Your performance shall be reviewed periodically in accordance with the Company's policies applicable to its senior most executives."

         3. The first (1st) sentence of Section 3(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:





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                  The Company will pay you, commencing 1999 and thereafter
during the term hereof, a base salary at an annual rate of not less than Seven Hundred and Thirty Thousand Dollars and 00/100 ($730,000.00) subject to annual review by the Compensation Committee of the Board of Directors (the "Compensation Committee") and, in the discretion of such Committee, increase from time to time; provided that your Annual Base Salary shall be increased (but in no event shall it be decreased) on the date of the annual salary increase, during the term hereof (each, an "Increase Date") by an amount equal to the applicable Increase Rate times your Annual Base Salary in effect immediately prior to such increase; as used herein, the term "Increase Rate" shall mean (x) the percentage increase in the Consumer Price Index during the twelve-month period immediately preceding the Increase Date, but not to exceed (y) the annual salary increase guideline approved by the Compensation Committee (typically in March) and generally applicable to all executive officers of the Company. As used herein, the term "Consumer Price Index" means the Consumer Price Index for All Urban Consumers - New York, prepared by the Bureau of Labor Statistics of the United States Department of Labor, or if that Consumer Price Index is not then being published, the most nearly comparable successor index which you and the Company may agree upon or, if we fail to agree, an index to be designated by the Company's independent certified public accountants, with such adjustments necessary to permit us to carry out the provisions of this paragraph, and the determination of such accountants shall be final and binding for purposes hereof."

         4. Sections 5 (b) and 5 (c) of the Employment Agreement are hereby amended and restated to read in its entirety as follows:

                  "(b) In the event that your term of employment is terminated (other than upon your death or Disability) during your term of employment (i) by the Company other than for Cause, or (ii) by you for Good Reason, then the Company shall pay to you an amount equal to your accrued but unpaid base salary through the date of such termination. In addition, so long as you shall not have breached your obligations to the Claiborne Group under Section 6 and 7 hereof, or your representation under Section 11 hereof (without limitation to any other remedy available to the Company), the Company shall pay to you, as and for a severance payment (1) on the eighth (8th) day after the receipt from you of your duly executed and delivered general release of the Company and the other entities then comprising the Claiborne Group, and their respective officers, directors, agents and representatives, in form and substance reasonably satisfactory to the Company, within twenty-one (21) days after being provided with a form thereof (your "General Release") (A) in substantially equal monthly installments over the period from the date of such termination for twelve (12) months, an aggregate amount equal to the greater of (i) what your base salary would have been for said period (using for such purpose the base salary rate in effect on the date of termination), or (ii) $1 million, and (B) the amount of your out-of-pocket costs for continued medical coverage through such 12 month period pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and (C) a portion of the annual bonus which you would have earned under the provisions of Paragraph 3 (b) of the Employment Agreement (as determined by the Company in good faith) prorated through the date of such termination; or (2) in the event that you do not deliver you General Release as aforesaid, a lump sum payment of $170,000. For the purpose of this Agreement, termination of employment hereunder by you for "Good Reason" shall mean your termination of your employment upon notice to the Company following assignment to you of duties inconsistent with your position as described in Section 2(a) or your being removed from such position, in either case without your consent, which termination shall be effective thirty (30) days after prompt notice of such circumstances by you to the Company, if such circumstances have not been cured prior to such date."

                  "(c) In the event that your term of employment is terminated
(i) on account of your death of Disability, or (ii) upon the expiration of this Agreement in accordance with its terms


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without renewal by the Company, and you then immediately leave the employ of the
Company, the Company will pay to you (or if such termination is on account of Death, your estate) an amount equal to your accrued but unpaid base salary through the date of such termination, plus a portion of the annual bonus which you would have earned under the provisions of Paragraph 3(b) of the Employment Agreement, prorated through the date of such termination."

         5. Section 7 (b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                   "(b) You agree that, during your term of employment and for a period of six (6) months thereafter, you shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this Section 9(b) shall prevent you from owning less than 2% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 9(b), the term "Competing Business" shall mean Tommy Hilfiger Corporation, Jones Apparel Group Inc., Polo Ralph Lauren Corporation, Nautica Enterprises Inc., Donna Karan International Inc. or Calvin Klein Inc. provided that this clause (b) shall not apply in the event the Company elects not to renew this Agreement as set forth in Section 1 hereof and your employment terminates at the end of the term hereof unless the Company makes the payment provided in Section 5 (b).

         6. Except to the extent specifically amended hereby, the provisions of the Employment Agreement shall remain unmodified, and as amended herein the Employment Agreement remain in full force and effect.

         If the foregoing correctly sets forth your understanding, please indicate your acceptance by executing the enclosed copy of this letter in the space provided below, following which this will be a legally binding amendment to the Employment Agreement and RS Agreement as of the date first written above.


                                       Very truly yours,

                                       LIZ CLAIBORNE, INC.


                                       BY:  /s/Paul R. Charron
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                                            AUTHORIZED SIGNATURE

ACCEPTED AND AGREED:


/s/Denise V. Seegal
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DENISE V. SEEGAL





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